EXHIBIT 99.1

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 11-K

ANNUAL REPORT PURSUANT TO SECTION 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
For the fiscal year ended June 30, 2017

FIRST MERCHANTS CORPORATION
EMPLOYEE STOCK PURCHASE PLAN (2009)
(Full title of the plan)

FIRST MERCHANTS CORPORATION
(Name of issuer of the securities held pursuant to the plan)

200 East Jackson Street
Muncie, Indiana 47305
(Address of principal executive office)

Report of Independent Registered Public Accounting Firm

Audit Committee and Plan Management
First Merchants Corporation
Muncie, Indiana

We have audited the accompanying statements of financial condition of First Merchants Corporation Employee Stock Purchase Plan (2009) as of June 30, 2017 and 2016, and the related statements of income and changes in plan equity for each of the years in the three-year period ended June 30, 2017. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing auditing procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan's internal control over financial reporting. Accordingly, we express no such opinion. Our audits also included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of First Merchants Corporation Employee Stock Purchase Plan (2009) as of June 30, 2017, and 2016, and the results of its operations for each of the three years in the period ended June 30, 2017, in conformity with accounting principles generally accepted in the United States of America.

/s/ BKD, LLP
Indianapolis, Indiana
September 29, 2017

First Merchants Corporation
Employee Stock Purchase Plan (2009)
Statements of Financial Condition
June 30, 2017 and 2016

	2017	2016
Assets
Investments - Interest Bearing Deposits	5,924	4,166
Plan Equity	$5,924	$4,166

See Notes to Financial Statements

First Merchants Corporation
Employee Stock Purchase Plan (2009)
Statements of Income and Changes in Plan Equity
Years Ended June 30, 2017, 2016 and 2015

	2017	2016	2015

Investment Income - Interest	$108	$135	$75
Participant Contributions	501,073	462,397	477,457
	501,181	462,532	477,532

Withdrawals and Terminations Paid in Cash	7,892	16,120	20,639
Purchase and Distribution of Stock	491,531	445,448	457,059
	499,423	461,568	477,698

Changes in Plan Equity for the Year	1,758	964	(166)

Plan Equity at Beginning of Year	4,166	3,202	3,368

Plan Equity at End of Year	$5,924	$4,166	$3,202

See Notes to Financial Statements

First Merchants Corporation
Employee Stock Purchase Plan (2009)
Notes to Financial Statements
June 30, 2017 and 2016

Note 1:	Summary of Significant Accounting Policies

Organization - The Plan was originally adopted by the Board of Directors of First Merchants Corporation (Corporation) in February 1989, and commenced operations in July 1989. Effective July 1, 1994, the Plan was amended by the adoption of the 1994 Employee Stock Purchase Plan (1994 Plan), and effective July 1, 1999, amended again by the adoption of the 1999 Employee Stock Purchase Plan (1999 Plan). The 1999 Plan was adopted by the Board of Directors of the Corporation in February 1999 and approved by Corporation stockholders in April 1999. In December 2003, the Compensation Committee of the Board of Directors approved a new Plan that was approved by Corporation stockholders in April 2004 to be effective July 1, 2004. On February 4, 2009, the Board of Directors of the Corporation approved a new plan, which was subsequently approved by the shareholders of the Company on May 6, 2009.

The Plan provides for the purchase of up to 1,000,000 shares of the Company’s common stock by eligible employees through a series of consecutive quarterly offering periods commencing July 1, 2009 and ending once all allocated shares have been issued under the Plan or June 30, 2019, whichever is earlier.

Investments, consisting of interest-bearing deposit accounts at a subsidiary of the Corporation, are carried at cost, which approximates fair value.

Note 2:	General Information

The Plan, in conjunction with other benefit plans, provides for the purchase of up to 1,000,000 shares of the Corporation's common stock by eligible employees through a maximum of forty offerings of three month durations. Prior to each offering period, eligible employees elect a set dollar amount to be deducted from their pay. Contributions and accumulated interest are used at the end of the offering period to purchase whole shares of stock. Any contributions remaining at the end of a quarter for a partial share will remain in the participant’s account and applied towards the purchase of stock the following quarter. Employees are not permitted to purchase shares which exceed $25,000 in fair market value during a calendar year.

At the end of each offering period, the balance of each participant's payroll deduction account is applied to the purchase of the largest number of full shares of the Corporation's common stock possible. The price at which the shares are deemed to have been purchased is determined by the Compensation and Human Resource Committee of the Corporation’s Board of Directors and will be 85% of the average fair market value of the common stock during the offering period, except the price cannot be less than 85% of the lesser of the fair market value of the common stock at the beginning or the end of the offering period. The fair market value of the common stock for purposes of the Plan is the closing price of the common stock as reported by NASDAQ on such date. Shares to be purchased under the Plan may be obtained by the Corporation from its authorized but previously unissued shares, from open market transactions or from private sources.

First Merchants Corporation
Employee Stock Purchase Plan (2009)
Notes to Financial Statements
June 30, 2017 and 2016

In June 2017, March 2017, December 2016, and September 2016, the Corporation issued 3,835; 3,453; 4,577; and 5,432 shares of its common stock for the offering period ended June 30, 2017; March 31, 2017; December 31, 2016; and September 30, 2016, respectively, at $34.29, $33.14, $27.01 and $22.46 per share, respectively.

In June 2016, March 2016, December 2015, and September 2015, the Corporation issued 4,650; 5,887; 4,849; and 5,492 shares of its common stock for the offering period ended June 30, 2016, March 31, 2016, December 31, 2015, and September 30, 2015, respectively, at $21.13, $20.03, $22.38, and $21.98 per share, respectively.

In June 2015, March 2015, December 2014, and September 2014, the Corporation issued 5,055; 6,678; 5,531; and 7,176 shares of its common stock for the offering period ended June 30, 2015; March 31, 2015; December 31, 2014; and September 30, 2014, respectively, at $20.04, $19.36, $18.48 and $17.32 per share, respectively.

At June 30, 2017, 2016, and 2015, the Plan had 336, 354, and 346 participants, respectively.

Note 3:	Income Tax Status

The Plan is not and will not be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (Code). The Plan is intended to qualify as an employee stock purchase plan under Section 423 of the Code. Consequently, the difference between the purchase price and the fair market value of the stock purchased under the Plan is not includable in the participant's gross income for federal income tax purposes, unless a disqualifying distribution occurs.

The Plan adopted the provisions of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 740, Income Taxes, concerning the accounting and disclosures for uncertain tax positions on July 1, 2009. As a result, the Plan has not identified any uncertain tax positions that it believes should be recognized in the financial statements.

Note 4:	Related Party

Plan assets are held in interest-bearing accounts maintained by the Plan Sponsor with interest paid quarterly at the prevailing rates. Each participant’s payroll deferral is maintained in a separate deposit account with First Merchants Bank. At June 30, 2017, there were no participants with a deferral balance exceeding federally insured limits.